DISTRIBUTION AGREEMENT

This Agreement is entered into as of January 1, 1998 by and between Acuson Corporation ("Acuson"), a Delaware corporation having its principal place of business a 1220 Charleston Road, Mountain View, California U.S.A. 94039-7393 and U.S.-China Industrial Exchange, Inc. ("Distributor") having its principal place of business at 7201 Wisconsin Avenue, Suite 703, Bethesda, Maryland 20814, U.S.A.

In consideration of the mutual covenants herein, the parties hereby agree as follows:

1.   Products.

    The products of Acuson subject to this Agreement ("Products") are those delineated on Exhibit A. These Products may be changed from time to time by Acuson giving Distributor not less than (30) days prior notice of any such changes.

2.   Territory.

     The Territory covered by this Agreement ("Territory") is as set forth on Exhibit A.

3.   Distribution Appointment and Distributor's Responsibilities.

3.1  Authorized Distributor.

     During the term of this Agreement, Distributor shall be Acuson's authorized distributor solely within the Territory for the sale of Products to customers for use in diagnostic and therapeutic applications ("customers"). Subject to
Section 5.4, Distributor acknowledges that Acuson may call on customers in the Territory and may sell the Products in the Territory itself.

3.2  Sales.

     Distributor shall use its best efforts fully and actively to promote, maintain and increase sales of the Products in the Territory.

3.3  Training.

     Distributor shall train all customers in the Territory in the use of the Products. Such training shall be performed as soon as practicable following installation to ensure that the customer is properly using the Products.

3.4  Promotional Activities.

     Distributor shall (i) maintain a sales organization which in the opinion of Acuson is adequately qualified and trained, and, unless Acuson otherwise agrees in writing, which at a minimum must include the equivalent of two full-time sales persons in the Territory and two full-time field application specialists;
(ii) maintain an active sales program for all potential and actual customers of the Products; (iii) promote and advertise Products and participate in trade shows; and (iv) prepare and distribute any and all sales aids, sales literature, other promotional materials, training aids and literature as needed or as reasonably requested by Acuson. Distributor agrees to provide additional sales and field application support as may be required to support new Products.

3.5  Promotional Distributor Materials.

     Distributor shall not give a customer any warranty for the Products other than as set forth in Section 6, unless otherwise agreed by Acuson. Distributor shall obtain prior written approval from Acuson prior to distribution of any promotional material.

3.6  Service.

     Distributor shall maintain a technically qualified service capability and use its best efforts to service and maintain all Products in the Territory, and shall maintain an adequate inventory of spare parts which shall be used for repairs and replacements of Products whether under Acuson's standard warranty or not. Acuson shall issue credit for or replace the part in Distributor's inventory upon receipt of a complete report on the failure and, at Acuson's reasonable request, return of the failed part. Distributor shall provide Acuson reports of Distributor's service activities, in such form and at such times as Acuson may reasonably request.

3.7  Customs and Freight Charges.

     Distributor shall perform and be financially responsible for all functions to clear Products through non-United States customs, and arrange and pay for transportation of the Products from Acuson's facility in Mountain View, California, U.S.A. to the customer.

3.8  Demonstration System.

     Distributor agrees to keep at least one dedicated Demo system in the Territory at all times. Accordingly, if Distributor sells its Demo system, Distributor agrees immediately to purchase another Demo system, from Acuson on mutually acceptable terms. Distributor may purchase a maximum of one Demo system every two years.

3.9  Reports

     At least 30 days prior to the beginning of each calendar quarter, Distributor shall provide Acuson with forecasts by quarter of anticipated customer sales and purchases from Acuson, by Product, for the next four quarters; and provide Acuson with such other reports as Acuson may reasonably request.

3.10 Records.

     Distributor shall maintain a complete record of all sales of Products, showing customer name, date of sale, instrument model and serial number, and copies of all sales order acknowledgments and invoices for all Products. Distributor shall also maintain a compete record of all service calls relating to Products, showing customer name, date of call, instrument model and serial number, nature of call, service work performed and other information as Acuson may reasonably request. The records referred to in this Section, or copies thereof, shall be supplied to Acuson upon its request.

3.11 Customer Complaints.

     Distributor shall notify Acuson immediately of any complaints or problems concerning the Products or any misuse of the Products.

3.12 Notification of Infringement.

     Distributor shall notify Acuson immediately of any actual, suspected or alleged infringement of Acuson patents, trademarks or copyrights that it becomes aware of in the Territory.

3.13 Competitive Products.

     Without Acuson's prior written consent. Distributor shall not distribute or sell any products competitive with or similar to Products and/or services relating thereto.

3.14 Confidential Information.

     During the term of this Agreement and at all times thereafter, Distributor shall acknowledge as proprietary and keep confidential (i) all confidential or proprietary information covering Products and/or processes, including without limitation, technical specifications, engineering data, diagnostic software and printed circuit boards, price lists and customer lists, (ii) any information disclosed to Acuson by any third party which Acuson is obligated to treat as confidential or proprietary, or (iii) any information pertaining to the business of Acuson or any of its customers, consultants or affiliates, acquired or learned by Distributor during the term of this Agreement, or (iv) any other information designated by Acuson as confidential or proprietary. Distributor acknowledges that the information referred to in this Section 3.14 (Proprietary Information") shall at all times remain the property of Acuson and shall be deemed furnished to Distributor in confidence. Distributor shall use Proprietary Information only in connection with its obligations under this Agreement.

3.15 Government Authorizations.

     Distributor shall obtain and continue to maintain in good standing all licenses, permits and other governmental approvals and/or authorizations required in connection with this Agreement and the sale of Products in the Territory, including without limitation, import licenses and foreign exchange permits. Distributor shall keep Acuson apprised of the status of such licenses, permits and approvals/authorizations.

3.16 Expenses.

     Except as otherwise specifically provided in this Agreement, Distributor shall pay its own expenses I carrying out its obligations under this Agreement.

4    Acuson's Responsibilities


4.1  Assistance.

     Acuson shall make available a reasonable supply of sales literature, including catalogues, data sheets, brochures and similar material, all in English language, or in a foreign language as far as it is available, and furnish reasonable sales technical assistance from time to time, including sales and service training of Distributor's employees. Payment of the costs for such training shall be mutually agreed upon.

4.2  Inquiries.

     Acuson shall promptly forward to Distributor all Product inquiries received from customers within the Territory during the term of this Agreement.

5.   Order Acceptance, Delivery terms and Payments

5.1  Orders.

     Orders by Distributor are subject to acceptance by Acuson at Acuson's facility in Mountain View, California U.S.A., or at such other facility as Acuson may from time to time determine. All orders shall be accepted subject to the terms and conditions of Acuson's then current terms and conditions of sale (the current version of which is attached hereto as Exhibit C), unless otherwise provided in this Agreement. Such order terms may be changed by Acuson at any time, but no such change shall have any effect o orders already accepted by Acuson.

     Purchase orders must be addressed to Acuson at the address set forth on the first page of this Agreement. The provisions of this Agreement shall supersede any provisions contained in Distributor's purchase orders and any other communications from Distributor and/or its customers. Purchase orders may be declined or accepted, wholly or in part, at Acuson's sole discretion. Acuson will not unreasonably withhold acceptance.

5.2  Price.

     Acuson shall sell Products to Distributor at the prices listed in the then current version of Exhibit A, less applicable discounts listed in then current version of Exhibit B. Prices quoted are F.O.B. Acuson's facility in Mountain View, California, U.S.A. Acuson may change prices and/or discounts from time to time upon ninety (90) days written notice. No commission or other form of compensation shall be payable by Acuson to Distributor. Distributor shall pay (and shall indemnify Acuson against) all applicable taxes and fees, including without limitation, a value added, personal property, use of similar taxes, customs duties, import ant and similar charges incurred or payable with respect to the import and sale of the Products in the Territory.

5.3  Title.

     Subject to Section 8, title to and risk of loss of Products shall pass to Distributor upon delivery of the Products to Distributor or Distributor's customer, whichever occurs first.

5.4  Payments.

     All payments for Products shall be due and paid in full within 30 days from the date of Acuson's invoice by letter of credit acceptable to Acuson in accordance with the payment terms set forth on Exhibit A.

     In event that a customer located in the Territory orders directly form Acuson, all payments for Products shall be due and paid in full by letter of credit \acceptable to Acuson within thirty (30) days from the date of Acuson's invoice. Acuson agrees to pay Distributor a sum equivalent to the discount structure agreed upon in Exhibit B within thirty (30) days from receipt of payment in full by the customer.

6.   Warranty

     Acuson warrants that the Products will be free from defects in materials and workmanship for a period ending thirteen (13) months from date of shipment, provided that options added after initial installation of the Acuson 128 or the Acuson 128XP are covered by the foregoing warranty for a period of one (1) year after the date of the installation of the option or until the end of the 13 month period referred to above, whichever is longer. The Products furnished under this Agreement may contain components or parts that have been reprocessed to assure compliance with performance and reliability specifications. Acuson's sole liability under valid warranty claims will be limited, at Acuson's option, to repair or replacement of defective parts of the Products during Acuson's normal business hours. Upon replacement, any removed part shall become the property of Acuson. All warranty replacement or repair of parts will be limited to Product malfunctions which, in the reasonable opinion of Acuson, are due and traceable to defects in original material and workmanship. In order to enable Acuson to properly administer this warranty, Distributor will notify Acuson promptly in writing of any claims and will provide Acuson with the opportunity to inspect and test each Product claimed to be defective.
This warranty does not extend to Products or parts thereof that have been subjected to misuse, abuse, improper application, alteration, accident, negligence or incorrect repair or servicing not performed or authorized by Acuson.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ACUSON SHALL NOT BE LIABLE FOR ANY LOSS, DDMAGE OR EXPENSE OF ANY KIND WHATSOVER CAUSED BY THE EQUIPMENT OR BY ANY DEFECT THEREIN. THE USE OR MAINTENANCE THEREOF, OR ANY SERVICING OR ADJUSTMENT THERETO, NOT EXPRESSLY COVERED BY THE WARRANTY CONTAINED HEREIN.

7.   Limitation of Liability.

     In no event whether in contract, tort (including negligence), strict liability or otherwise will Acuson be liable (a) for special, indirect or consequential damages or for any lost profits, or (b) to Distributor or any other person for an amount greater than the purchase price actually paid to Acuson for the Product with respect to which such liability relates.

8.   Software License.

     Acuson or its suppliers retain(s) ownership of and title to any computer program supplied with or in connection with the Products, to any diagnostic, remedial or installation software and printed circuit boards provided to Distributor and to the trade secrets embodied in such computer programs, software and boards. Subject to acceptance of the obligations in this Section and to the fulfillment of these obligations, Acuson grants Distributor's immediate customer a perpetual, non-exclusive license to use such computer program, software and boards solely in the form and on the medium in which such program, software or board is delivered for the purpose of operating the Products in accordance with the instructions set forth in the Operator's
Manual supplied with the Product and for no other purposes whatsoever. Acuson grants Distributor a non-exclusive license only during the term of this Agreement to use such diagnostic, remedial and installation software and printed circuit boards, solely in the form an don the medium in which such software and boards are delivered, for the purpose of servicing Products sold to customers pursuant to this Agreement in accordance with service instructions supplied by Acuson and for no other purpose whatsoever. Neither Distributor nor its customer may reverse assemble, reverse compile or otherwise reverse engineer such computer programs, software or printed circuit boards, nor may it make a copy thereof or apply any techniques to derive the trade secrets embodied therein. Distributor agrees that it will forward to Acuson the customer's written consent to comply with the terms of this Section. In event of a failure by Distributor or Distributor's customer to comply with the terms of this license, the license granted by this Section shall terminate. Further, because unauthorized use of such computer programs, software and boards will leave Acuson without an adequate remedy at law, injunctive or other equitable relief will be appropriate to restrain such use, threatened or actual. Distributor's customer may assign such customer's license hereunder to its immediate purchaser by forwarding to Acuson the purchaser's written consent to comply with the terms of this Section. Distributor further agrees that (I) any of Acuson's suppliers of software is a direct and intended beneficiary of this software license and may enforce it directly against Distributor's customers with respect to software supplied by such Supplier, and (ii) NO SUPPLIER OF ACUSON SHALL BE LIABLE TO DISTRIBUTOR ANY CUSTOMER FOR ANY GENERAL, SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES ARISING OUT OT
THE SUBLICENSE OF THE SOFTWARE AND COMPUTER PROGRAMS SUPPLIED WITH THE PRODUCTS.

9.   Independence of Distributor; Reference to Acuson.

     Distributor agrees to conduct business in its name as an independent distributor and contractor. No employment, agency, joint venture, or similar arrangement is created or intended between Acuson and Distributor. Distributor has no right or authority to act for or bind Acuson in any respect or to make any representations or warranties, express or implied, on behalf of Acuson.

     However, so long as this Agreement remains in effect, Distributor may indicate to the public that it is an authorized distributor of the Products and may advertise such Products under Acuson trademarks, logos and symbols.

10.  Compliance with United States Export Regulations.

     Distributor acknowledges that Acuson has informed it that United States law and the United States Export Administration Regulations ("EAR") govern an may forbid the export, reexport or other disposition, without prior United States government approval, of Products, spare parts and related technical data received by Distributor or its customers in the Territory. Distributor therefore warrants that it will adhere to all provisions of United States law and the EAR and to the terms , conditions, required procedures and documentation of any export license available or issued for delivery to Distributor or its customers of Products, spare parts or technical data. Upon request, Distributor shall provide Acuson all customer information and documentary assistance required to maintain strict compliance with such law, the EAR and such license(s). Distributor shall take all actions within its power which may be reasonably necessary to assure that no customer contravenes any United States law, the EAR or the provisions of any such license. Acuson shall be relieved of all obligations to provide Products, spare parts or technical data to Distributor or any customer, should Distributor or such customer violate
United States law, the EAR or the provisions of any export license(s), or should such license(s) be suspended or revoked by the United States government.


11.  Force Majeure.

     If the performance of this Agreement or any obligation hereunder (except payment of monies due) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, problems in procurement of raw materials, power or supplies, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of governmental agency or intergovernmental body, or any other act or condition whatsoever beyond the reasonable control of a party hereto (an "Event of Force Majeure"), the party so effected, upon giving notice to the other party, shall be excused from such performance to the extent and throughout the duration of such prevention, restriction or interference. Notwithstanding the foregoing, should an Event of Force Majeure remain in effect for a period of six (6) months, Acuson and Distributor hereby agree to promptly renegotiate the terms of this Agreement, and if an agreement cannot be reached within sixty (60) days of the end of such six (6) month period, the party not so effected by the Event of Force Majeure shall have the option to terminate this Agreement and if such party so elects, then this Agreement shall automatically terminate and be of no further force or effect, subject to Sections 13.5, 13.6, 13.7, and 13.8.


12.  Assignability, Distributor's Organization.

     (a) This Agreement shall be binding on the parties hereto, their successors, and permitted assigns. This Agreement may not be assigned by Distributor in whole or in part, directly or indirectly, by operation of law, or otherwise, without the prior written approval of Acuson. Any such purported transfer shall be void and of no effect.

     (b) This Agreement has been entered into by Acuson relying upon Distributor's present organization and personnel. Distributor shall immediately advise Acuson of any changes affecting Distributor's ability to perform hereunder or any changes affecting the ownership or control of Distributor.

13.  Duration and Termination.

     Except as otherwise provided in this Agreement, the term of this Agreement shall be as set forth on Exhibit A.

13.1 Termination by Acuson on 60 Days Notice.

     Acuson shall have the right upon 60 days notice to Distributor to terminate this Agreement and to appoint other distributors or make any other arrangements regarding sales of the Products in the Territory (I) if, during the term of this Agreement, Distributor fails to dedicate the equivalent of two full-time field sales persons and two full-time field application specialists to sell and promote Products in accordance with Section 3.4 or (ii) if, during any calendar year, Distributor fails to purchase any pay for Products in an amount that at least equals the minimum quotas set forth in Exhibit D.

13.2 Termination by Either Party.

     Should the following event occur, either party may terminate this Agreement immediately by giving the other party notice of such termination:

     If any proceeding in bankruptcy, reorganization or arrangement for the appointment of an assignee, referee, receiver or trustee for Distributor or any other proceeding under any law for the relief of creditors hall be instituted by or against distributor or if Distributor admits in writing of its inability to pay its debts as they mature.

13.3 Immediate Termination by Acuson.

     Should any of the following events occur, Acuson may terminate this Agreement immediately by giving Distributor notice of such termination:

     (i) The material breach by Distributor of any of the provisions of this Agreement, including failure to remit payments for Products as provided in
Section 5.4; (ii) Any sale, transfer or relinquishment by operation of law or otherwise, of any substantial interest in the ownership of Distributor; (iii) Any material or other substantial change in the management or organization of Distributor, which in Acuson's opinion, significantly impairs Distributor's ability to distribute and support Products in the Territory.

13.4 Termination by Distributor.

     Distributor may terminate this Agreement immediately by giving Acuson notice if there is a material breach by Acuson of any of the provisions of this Agreement.

13.5 Effect of Termination.

     All orders not shipped by the date of termination shall be deemed canceled
unless otherwise agreed by Acuson.   Termination of this Agreement for any
reason whatsoever shall not relieve Distributor of its obligation to make prompt payment in full of any and all amounts owed to Acuson which are accrued and outstanding as of the date of termination and shall not relieve either party from any other liability or obligation which has previously accrued as of such date. Acuson's right of termination under Section 13.1(i) or 13.3 is in addition to any other right or remedy Acuson may have as a result of Distributor's breach of this Agreement. The provisions of Section 3.14 shall survive termination of this Agreement.

13.6 No Damages Upon Termination.

     It is expressly understood and agreed that the rights of termination as provided in this Agreement are absolute and that both parties have considered
(i) making expenditures in preparing for performance of this Agreement and (ii) possible losses and damages incident and resulting to them in the event of its termination. Therefore, in agreeing to said terms of termination, it is with full knowledge of such possibilities, and except as expressly provided herein, neither party shall have any liability to the other for compensation, damages or otherwise by reason of such termination in accordance with the terms of this Agreement.

13.7 Return of Materials.

     Upon termination of this Agreement for any reason, Distributor shall immediately cease using any materials which indicates it is an authorized distributor of Acuson and cease using any Acuson trademark, logo, symbol or any mark or name confusingly similar thereto. In addition, upon such termination, all rights to use Acuson's trademarks, logos and symbols shall terminate. Distributor shall also deliver to Acuson (a) all records and copies thereof relating to service and sales, including those referred to in Sections 3.6, 3.9, and 3.10, (b) all operator of service manuals and materials, diagnostic software and printed circuit boards, sales aids, sales literature, other promotional materials, training aids and literature in Distributor's possession or under Distributor's control, and all copies thereof, and (c) all documentation and copies thereof containing or concerning Proprietary Information. Distributor shall make no further use of any of the materials referred to in this Section 13.7.

13.8 Inventory.

     The parties agree to use best efforts to reach a mutually acceptable agreement on Products (including spare parts purchased from Acuson) which are in Distributor's inventory as of the date of termination of this Agreement.

14.  Sole Understanding/Modification.

14.1 Sole Understanding.

     This Agreement is the entire and sole agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings and communications related thereto, whether oral or written.

14.2 Modification.

     This Agreement can be modified or amended only with the written agreement of an authorized signatory of the parties hereto.

15.  Construction and Governing Law.

15.1 Governing Language.

     In the event that this Agreement is translated into any language other than English, the English language version of this Agreement shall be controlling and govern.

15.2 No Waiver.

     The failure by Acuson to enforce or take advantage of any of the provisions of this Agreement shall not constitute nor be construed as a waiver of such provisions or of the right subsequently to enforce or take advantage of each and every such provision.

15.3 Notices.

     Any notices made pursuant to this Agreement shall be in writing and shall be deemed delivered upon receipt (or upon refusal of acceptance of delivery) and shall be hand delivered, telexed or mailed, airmail, postage prepaid, addressed to Distributor or Acuson, as the case may be, at the address shown on page 1 of this Agreement or such other address as a party may designate by notice in accordance with this Section.

15.4 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A. applicable to contracts made and wholly to be performed in California by residents of California.

15.5 Compliance with Law.

     Distributor agrees to comply with all applicable laws, rules and regulations of the Territory and to do nothing to cause Acuson to violate the law, rules and regulations of the U.S.A. If this Agreement or the performance hereof, is determined to be contrary of the laws, rules or regulations of the Territory or of the U.S.A., this Agreement will automatically terminate subject to Sections 13.5, 13.6, 13.7 and 13.8.

In Witness Whereof, the undersigned have executed and delivered this Agreement by their duly authorized representatives as of the date first above written.


ACUSON CORPORATION                      U.S.-CHINA INDUSTRIAL EXCHANGE, INC.

By: /s/ F. Steven Feinberg              By: /s/ Robert C. Goodwin, Jr.

Name:  F. Steven Feinberg               Name: Robert C. Goodwin, Jr.


Title: VP, Asia-Pacific/Latin America   Title: Executive Vice President and
                                               General Counsel